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                                                                    Exhibit 99.0

400 Chestnut Ridge Road                             N E W S   R E L E A S E
Woodcliff Lake, NJ 07677
201-930-3300

CONTACT: Carol A. Cox, 201-930-3720 EMAIL:  ccox@barrlabs.com

Barr's Second Quarter Fiscal 2004 GAAP Earnings of $0.49 Per Share Driven by 79% Increase in Revenues

Excluding Write-off of Acquired In-Process R&D, Second Quarter Earnings Were $0.81 Per Share

Woodcliff Lake, NJ - February 5, 2004... Barr Pharmaceuticals, Inc. (NYSE-BRL) today reported that revenues increased 79% to $374.1 million for the second quarter of fiscal 2004, ended December 31, 2003, compared to $209.0 million for the same period last year. Net earnings for the quarter were $35.1 million, or $0.49 per share on a fully diluted basis, compared to $42.7 million, or $0.62 per fully diluted share for the same period last year. The quarter results include an after-tax charge of $0.32 per fully diluted share related to a $35.6 million write-off of acquired in-process research and development representing the purchase price of the assets of Endeavor Pharmaceuticals, Inc. Excluding this item, adjusted earnings for the quarter would have been $0.81 per fully diluted share.

For the first six months, revenues increased 59% to $684.8 million, compared to $429.5 million in the prior year period. Net earnings were $73.6 million, or $1.04 per share on a fully diluted basis, compared to net earnings of $84.6 million, or $1.24 per share on a fully diluted basis in the prior year period. In the first six months, the Company's results included the charge of $0.32 per fully diluted share related to the write-off acquired of in-process research and development costs discussed above and a charge of $0.14 per fully diluted share taken in the first quarter of fiscal 2004 related to the establishment of a $15.7 million reserve against loans and accrued interest owed to Barr by Natural Biologics, LLC. Excluding these items, adjusted earnings per fully diluted share for the first six months would have been $1.50.

A reconciliation of GAAP-based earnings per fully diluted share to adjusted non-GAAP earnings per share is presented in a table at the end of this press release.

"Continued strong sales of our distributed Ciprofloxacin product, sales from new product launches, including our Mirtazapine Orally Disintegrating Tablet and Tri-Sprintec(R) oral contraceptive products, and higher sales of our expanding oral contraceptive franchise, which now totals 18 products, drove an outstanding quarter," said Bruce L. Downey, Barr's Chairman and CEO. "Our strong revenue growth more than offset our significant investment in R&D and our increased sales and marketing costs associated with the mid-November launch of our SEASONALE(R) extended-cycle oral contraceptive."

"We are very pleased that our launch of SEASONALE(R) has been well received by the medical community and has generated excitement among consumers," continued Downey. "The early prescription data for SEASONALE is promising and we remain committed to an extensive educational and promotional campaign to healthcare providers and consumers that we believe will complement the already high awareness of the product."

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Revenues

Product Sales

Total product sales for the quarter increased 78% to $369.9 million, compared to $207.7 million in the prior year period. For the first six months, total product sales increased 59% to $678.6 million, compared to $426.4 million for the prior year period. Sales of the Company's distributed Ciprofloxacin product, an antibiotic that the Company launched on June 9, 2003, contributed $145.4 million to product sales during the quarter.

Sales of the Company's generic oral contraceptive product portfolio increased 39% to $98.5 million for the quarter, compared to $71.0 million for the prior year period. Contributing to this increase were higher sales of the Company's in-line generic oral contraceptive franchise and sales from the Company's Tri-Sprintec(R) oral contraceptive that was launched during the quarter.

Sales of Cenestin(R) (Synthetic Conjugated Estrogens, A), Barr's estrogen-only conjugated estrogen product, were $14.2 million for the quarter, as compared to $12.6 million in the prior year period.

Development and Other Revenue

The Company reported development and other revenue of $4.3 million for the quarter, compared to $1.4 million in the prior year quarter. For the first six months, development and other revenue totaled $6.2 million, compared to $3.1 million in the prior year period. Development revenues in the quarter rose compared to the prior year primarily due to higher reimbursable R&D costs for products currently in development, including the Company's Adenovirus vaccine product.

Margins

Margins on product sales for the quarter were 43.8%, compared to 54.3% in the prior year period. Contributing to the decline was a higher percentage of sales from the Company's distributed Ciprofloxacin product and a pre-tax charge of approximately $4.0 million related to a write-down of fixed assets in the Company's Pomona, New York and Cincinnati, Ohio manufacturing facilities primarily related to renovations to these facilities and to changes in the estimated useful lives of certain building improvements. Ciprofloxacin, as both a distributed product and a product subject to a profit split with a partner, carries a lower margin than the Company's other products, which continued to contribute margins in the mid-60% range during the quarter, up slightly as compared to the same period last year.

Research and Development

R&D expenses were $63.1 million for the quarter, compared to $22.4 million for the same period last year. For the first six months, R&D expenses totaled $86.6 million, compared to $43.6 million for the prior year period. The increase in R&D expenses for the quarter were primarily driven by a $35.6 million write-off of acquired in-process research and development costs arising from the acquisition of the assets of Endeavor in November 2003. R&D costs for the quarter also included a pre-tax charge of $2.2 million related to a write-down of certain fixed assets in our Pomona, New York research center.

Proprietary Drug Research and Development

The Company currently has three applications for proprietary products pending at the U.S. Food and Drug Administration (FDA): a supplemental New Drug Application
(sNDA) for Cenestin (Synthetic Conjugated Estrogens, A) 0.45 mg tablets, a New Drug Application

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(NDA) for Enjuvia(TM) (Synthetic Conjugated Estrogens) 0.3 mg and 0.45 mg
tablets and a NDA for Enjuvia (Synthetic Conjugated Estrogens) 0.625 mg and 1.25 mg tablets. In addition, the Company has six products in clinical development, four of which are in Phase III studies.

Generic Drug Research and Development

The Company currently has 28 Abbreviated New Drug Applications (ANDAs) pending at the FDA. During the quarter, the Company received five product approvals and launched four products including generic versions of Organon, Inc.'s Remeron(R) Soltab(TM) and Ortho-McNeil Pharmaceutical's Ortho Tri-Cyclen(R).

Patent Challenges

In October 2003, the Company announced the initiation of a patent challenge related to Ortho-McNeil Pharmaceutical's Ortho Tri-Cyclen(R) Lo oral contraceptive that is indicated for the prevention of pregnancy in women who elect to use this product as a method of contraception.

In December 2003, the Company announced the initiation of a patent challenge for King Pharmaceutical's Prefest(R) hormone therapy. Prefest is indicated in women with an intact uterus for the treatment of moderate to severe menopausal symptoms.

Selling, General and Administrative

SG&A expenses increased to $54.0 million for the quarter, compared to $33.1 million for the same period last year. For the first six months, SG&A expenses totaled $119.5 million, compared to $64.4 million for the prior year period. The increase in SG&A costs reflect the Company's continued and increasing commitment to the sales and marketing of its expanding line of proprietary products primarily related to higher sales force costs associated with the March 2003 expansion of the Company's Women's Healthcare Sales Force from 132 to 250 sales representatives and launch costs for SEASONALE(R). The remainder of the increase relates to higher costs associated with business development activities and higher legal costs, and higher workforce costs to support the Company's growth.

Tax Rate

The Company's effective tax rate for the quarter decreased to 28.7%, as compared to 37.3% in the prior year period. The tax rate for the quarter was favorably impacted by a tax benefit of $3.9 million related to the completion of certain state tax audits, and IRS approval of a change in the Company's method of computing certain tax credits. The Company indicated that this change in method is expected to slightly lower its effective tax rate in future periods. Excluding the tax benefit, the Company's tax effective tax rate for the quarter was 36.7%.

Balance Sheet

The Company's cash and marketable securities totaled $504.9 million at December 31, 2003. Cash flows from operations totaled $78.5 million for the quarter. During the quarter, the Company used $35.6 million of cash to purchase the assets of Endeavor and also funded capital investments of $7.4 million to support the on-going growth of its business.

Business Development Highlights

Endeavor Pharmaceuticals, Inc.

During the quarter, Barr completed the asset purchase of Endeavor
Pharmaceuticals, Inc. In the transaction, Barr acquired the New Drug Application
(NDA) and intellectual property related to Endeavor's Enjuvia(TM) synthetic conjugated estrogens product, and two early stage

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development female healthcare products. The cost of the transaction was approximately $35.6 million.

Financial Outlook

The Company reiterates its guidance of 20%-25% earnings growth, after adjustments, for the full fiscal year ending June 30, 2004 from the adjusted earnings of $2.62 per fully diluted share reported for fiscal 2003. The Company intends to provide detailed earnings guidance for the second half of fiscal 2004 at its Third Annual Analyst Briefing to be held on March 10, 2004 at The Pierre Hotel located in New York City at East 61st Street and Fifth Avenue. The Company's presentations at its Analyst Briefing will begin at 8:30 AM Eastern Time and will be video cast live on the Internet. The Company will issue a press release in advance of the briefing reminding investors and other interested parties of the meeting and providing additional details for accessing the video cast.

Conference Call/Webcast

Barr will host a Conference Call at 8:30 AM Eastern time on Thursday, February 5th to discuss earnings results for the quarter and six months, ended December 31, 2003. The number to call from within the United States is: (877) 777-1973 and (651) 291-0561 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on February 5th through 11:59 PM Eastern time on February 7th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 719030.

The conference call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr's website at www.barrlabs.com.

Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Barr Pharmaceuticals, Inc. and its subsidiaries are engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

Forward-Looking Statements

The following press release contains a number of forward-looking statements. To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by their use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; the success of our product development activities; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of

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competitive products and pricing; the ability to develop and launch new products on a timely basis; the availability of raw materials; the availability of any product we purchase and sell as a distributor; our mix of product sales between manufactured products, which typically have higher margins, and distributed products, which typically have lower margins, during any given period; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing new enterprise resource planning systems; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

[EDITOR'S ADVISORY: News releases for Barr Pharmaceuticals, Inc. and its subsidiaries are available free of charge through PR Newswire's News On-Call site at http://www.prnewswire.com/corp/089750.html. Barr news releases and corporate information are also available on Barr's website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories' Product Information Department at 1-800-Barr Lab. Barr Laboratories, Inc. is the exclusive licensee of SEASONALE(R), a registered trademark. Cenestin(R)is a registered trademark of Duramed Pharmaceuticals, Inc. Enjuvia(TM)and Tri-Sprintec(R)are trademarks of Barr Laboratories, Inc. All other trademarks referenced are the property of their respective owners.]

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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts) (unaudited)

                                              Three Months Ended, December 31      Six Months Ended, December 31
                                                     2003         2002                   2003         2002
                                                  ---------    ---------              ---------    ---------
Revenues:
Product sales                                     $ 369,862    $ 207,667              $ 678,622    $ 426,383
Development and other revenue                         4,262        1,368                  6,213        3,080
                                                  ---------    ---------              ---------    ---------
Total revenues                                      374,124      209,035                684,835      429,463

Costs and expenses:
Cost of sales                                       207,722       94,872                368,623      205,791
Selling, general and administrative                  53,961       33,089                119,502       64,401
Research and development                             63,093       22,445                 86,559       43,583
                                                  ---------    ---------              ---------    ---------

Earnings from operations                             49,348       58,629                110,151      115,688

Proceeds from patent challenge settlement                --        8,562                     --       17,125
Interest income                                       1,381        1,684                  2,641        3,181
Interest expense                                        661          473                  1,500          921
Other income (expense)                                 (889)        (280)                  (947)        (246)
                                                  ---------    ---------              ---------    ---------

Earnings before income taxes                         49,179       68,122                110,345      134,827

Income tax expense                                   14,110       25,375                 36,741       50,223
                                                  ---------    ---------              ---------    ---------

Net earnings                                      $  35,069    $  42,747              $  73,604    $  84,604
                                                  =========    =========              =========    =========

Earnings per common share - diluted:
Net earnings                                      $    0.49    $    0.62(a)           $    1.04    $    1.24(a)
Weighted average shares - assuming dilution          71,040       68,544(a)              70,771       68,418(a)

(a) All earnings per share and weighted average share information for the three and six months ended December 31, 2002 reflect a three-for-two stock split effected in the form of a 50% stock dividend distributed on March 17, 2003 to shareholders of record at the close of business on February 28, 2003.

                                             As of December 31,  As of June 30,
                                                    2003             2003
                                                 ----------       ----------
Cash & cash equivalents                          $  452,838       $  367,142
Marketable securities
                                                     52,078           46,737
Accounts receivable
                                                    201,347          221,652
Other receivables
                                                      7,131           31,136
Inventory
                                                    152,135          163,926
Accounts payable
                                                     97,636          188,852
Working capital
                                                    692,994          574,999
Total assets                                      1,213,318        1,180,937
Total debt                                           35,866           42,537
Shareholders' equity                                970,888          867,995

                                                Six Months Ended, December 31
                                                    2003             2002
                                                 ----------       ----------
  Cash flow provided by operations               $  143,518       $  117,636
  Capital expenditures                               20,844           35,930

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                                                                    Exhibit 99.0
Barr Pharmaceuticals, Inc.
Reconciliation of GAAP-Based EPS to Adjusted Non-GAAP EPS For the three and six months ended December 31, 2003 and 2002 (unaudited)

                                                                                        Three Months Ended
                                                                                            December 31,
                                                                                          2003       2002
                                                                                        --------   --------
Earnings per common share - assuming dilution                                           $   0.49   $   0.62
After tax effect of:
Write-off of in-process research and development                                            0.32         --
                                                                                        --------       ----
Earnings per common share - assuming dilution, net of write-off of in-process           $   0.81       0.62
research and development                                                                ========       ====

                                                                                         Six Months Ended
                                                                                            December 31,
                                                                                          2003       2002
                                                                                        --------   --------
Earnings per common share - assuming dilution                                           $   1.04   $   1.24
After tax effect of:
Write-off of in-process research and development                                            0.32         --
Provision for losses on loans to Natural Biologics                                          0.14
                                                                                        --------       ----
Earnings per common share - assuming dilution, net of write-off in-process              $   1.50       1.24
research and development and provisions for losses on loans to Natural Biologics        ========       ====

                 Use of Adjusted Non-GAAP Financial Information

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company is providing this summary to reflect the earnings per share effect of the following items:

     o the write-off of acquired in-process research and development associated with the purchase of certain assets and liabilities of Endeavor Pharmaceuticals, Inc. in November 2003, and

     o    the provision for losses on the Company's loans to Natural Biologics.

When disclosing financial information, Barr provides all information required in accordance with GAAP, but believes that evaluating its results may be difficult if limited to reviewing only GAAP financial measures. Barr's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Barr presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Barr's results. Barr's management believes it is useful for itself and investors to review both GAAP information that includes the charges mentioned above and the non-GAAP measure of earnings per share that excludes such charges to have a better understanding of the overall performance of Barr's business and its ability to perform in subsequent periods.

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